EXHIBIT 21.1

GENCOR INDUSTRIES, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

All of the operating subsidiaries of Gencor Industries, Inc., a Delaware corporation, listed below are included in the Consolidated Financial Statements:

	State in Which Incorporated	Country in Which Incorporated

Bituma-Stor, Inc.	Iowa	USA

Bituma Corporation	Washington	USA

Blaw-Knox Corporation	Florida	USA

Equipment Services Group, Inc.	Florida	USA

Gencor Energy Corp.	Florida	USA

Gencor Holdings International Corp.	Florida	USA

General Combustion Corporation	Florida	USA